UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 20, 2017
Date of Report (Date of earliest event reported)
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STORE Capital Corporation
(Exact name of registrant as specified in its charter)
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Maryland	001-36739	45-2280254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8377 East Hartford Drive, Suite 100 Scottsdale, AZ	85255
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 256-1100
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Michael J. Zieg as Executive Vice President – Portfolio Management

Effective September 20, 2017, Mr. Michael J. Zieg, a co-founder and member of the senior leadership team of STORE Capital Corporation, a Maryland corporation (the “Company”), announced his resignation from the positions of Executive Vice President – Portfolio Management, Assistant Treasurer and Assistant Secretary of the Company. During the period (the “Transition Period”) from September 20, 2017 until February 15, 2018 (the “Resignation Date”), Mr. Zieg will remain an employee of the Company but will serve in a transitional strategic planning and advisory role, at which point he will resign his employment. In connection with his change in status, Mr. Zieg and the Company entered into a Transition and Resignation Agreement and General Release of All Claims (the “Transition Agreement”), a copy of which is attached hereto as Exhibit 10.1.

During the Transition Period, Mr. Zieg will continue to receive compensation and benefits under his existing employment agreement and in accordance with the terms of the Company’s existing benefits plans. In addition, so long as he does not terminate his employment prior to the Resignation Date, (a) Mr. Zieg will become vested in any shares of restricted stock and any performance restricted stock units for which the applicable vesting conditions are satisfied prior to the Resignation Date, and (b) following the Resignation Date, and subject to his reaffirmation of a standard release included in the Transition Agreement, Mr. Zieg will receive a one-time payment in the amount of $291,667 (less standard deductions and withholding), which amount equals the aggregate base salary that Mr. Zieg would otherwise have received from the Resignation Date through November 21, 2018 (the date when his existing employment agreement would have expired). In addition, the Company will reimburse Mr. Zieg for monthly COBRA premiums paid for health care coverage from the Resignation Date and through the earlier of November 21, 2018 or such time as Mr. Zieg is covered under another employer’s health plan (or, if less, for the period that Mr. Zieg is eligible for such COBRA continuation coverage).

The description of the Transition Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

(c)	Appointment of Mary Fedewa as Chief Operating Officer

As part of the transition, effective September 21, 2017, the Company promoted Mary Fedewa, the Company’s Executive Vice President – Acquisitions, to the position of Chief Operating Officer. As Chief Operating Officer, Ms. Fedewa will assume leadership of the Company’s servicing function, which encompasses portfolio management and information technology, and will also help guide staffing and organizational structures within the credit and closing areas, while continuing to oversee the Company’s acquisitions activities. Ms. Fedewa will continue to serve as a member of the Company’s Board of Directors.

Ms. Fedewa, 52, was one of the Company’s founders in May 2011, has served as its Executive Vice President—Acquisitions, Assistant Secretary and Assistant Treasurer since its organization, and was appointed to serve as a director in August 2016. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding the Company, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) (“Spirit”), a real estate investment trust (“REIT”), originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance, which was the successor company to Franchise Finance Corporation of America (“FFCA”), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following documents are attached as exhibits to this Form 8-K:

Exhibit Number	Description
10.1	Transition and Resignation Agreement and General Release of All Claims, dated September 20, 2017, among STORE Capital Corporation, STORE Capital Advisors, LLC, and Michael J. Zieg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: September 21, 2017
	By:	/s/ Michael T. Bennett
Michael T. Bennett
Executive Vice President-General Counsel

Exhibit Index

Exhibit	Description
10.1	Transition and Resignation Agreement and General Release of All Claims, dated September 20, 2017, among STORE Capital Corporation, STORE Capital Advisors, LLC, and Michael J. Zieg.